AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ESTORE OF N.Y., INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW
OF THE STATE OF NEW YORK

ESTORE OF N.Y.., INC., a New York corporation organized and existing under the New York Business Corporation Law (the "BCL"), hereby certifies as follows:

1.         The name of this corporation is ESTORE OF N.Y., INC. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on. February 7, 2002.

2.

Pursuant to Section 807 of the BCL, this Restated Certificate of  Incorporation amends and restates the Certificate of Incorporation of the Corporation.

3.

The amendment of the Corporation's Certificate of Incorporation contained in this Restated Certificate of Incorporation was duly adopted by the Board of Directors and the shareholders of the Corporation in accordance with the provisions of Sections 803 and 807 of the BCL.

4.

The Certificate of Incorporation of the Corporation is hereby amended to effect the following amendments authorized by the BCL:

(a)    To change the number of shares of capital stock that the Corporation is authorized to issue from 200 shares of Common Stock, without par value, to 50,000,000 shares Common Stock, par value $0.001 per share, and also to add 5,000,000 shares of Preferred Stock, par value $0,001 per share. To accomplish the foregoing, the 100 issued shares of Common Stock, without par value, will change into 15,000,000 issued shares of Common Stock, par value $0.001 per share, at a rate of 150.000 to 1 and the remaining 100 unissued shares of Common Stock, without par value, will change into 35,000.000 unissued shares of Common Stock, par value $0.001 per share, at a rate of 350,000 to 1.

(b)   To add a provision stating that the Corporation shall be entitled to treat the person in whose name any share of its capital stock is registered as the owner thereof for all purposes.

(c)   To add a provision stating that the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, whose number shall be as fixed by, or in the manner provided in, the By-Laws of the Corporation.

(d)   To add a provision stating that the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-Laws of the Corporation.

(e)  To change the provision limiting the personal liability of directors of the Corporation to the Corporation or its shareholders for damages for any breach of duty in such capacity to state that a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duly ass director and, if the Ref, is amended after the date of filing of this Restated Certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCL as so amended from time to time.

(f) To add a provision stating that the Corporation shall, to the fullest extent permitted by Article 7 of-the BCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Article from and against any and all of the expenses, or other matters, referred to in or covered by said Article, and the indemnification provided for herein shall not be domed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said article, as to action in any capacity in which he served al the request of the Corporation.

(g)   To add a provision stating that the personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the BCL as the same may be amended and supplemented.

(h)   To add a provision stating that the Corporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation, and that all rights conferred on shareholders are granted subject to this reservation.

(i)   To add a provision stating that meetings of shareholders may be held within or without that State of New York, as the By-Laws of the Corporation may provide.

(j)   To add a provision stating that the books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of New York at such place as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

(k)   To add a provision stating that any document or agreement which is, or has terms which are, incorporated by reference in the certificate of incorporation, shall be available for inspection by any shareholder of the Corporation at the principal executive office of the Corporation arid that copies of any such document or agreement will be furnished by the Corporation to any such shareholder at the Corporation's expense.

5.

To

accomplish the foregoing amendments, the text of the Certificate of Incorporation is hereby restated as amended to read as herein set forth in full:

                      FIRST:

The name or the corporation is ESTORE OF N.Y., INC.

                      SECOND:

The county within the State of New York in which the office of the Corporation is to be located is the County of Kings.

          THIRD:

                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the BCL. The Corporation is not formed to engage in any act or activities requiting the consent or approval of any official, department, board, agency or other body of the State of New York,

FOURTH:                   The total number of shares of capital stock that the Corporation shall have authority to issue is Fifty Five Million (55,000,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

I. COMMON STOCK

Except as otherwise provided herein or as otherwise required by applicable law, all shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges.

A. Voting Rights. Except as expressly provided herein or as required under the BCL, on all matters to be voted on by the Corporation's shareholders, each holder of record of shares of Common Stock will be entitled to one vote per share so held.

          B.    Dividends.

   Except as expressly provided herein, when, as and if dividends are declared or paid on shares of Common Stock, whether in cash, property or securities the Corporation, each holder of record of shares of Common Stock will be entitled to ratable portion of such dividend, based upon the number of shares of Common Stock then held of record by each such holder.

 C. Liquidation.  The holders of the Common Stock will be entitled to share ratably, on the basis of shares of Common Stock then held by each such holder, in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

 D. Conversion. Each share of Common Stock (the “Old Common Stock”) of the Corporation that is outstanding on the date of and immediately prior to the filing of this Restated Certificate of Incorporation with the Department of State of the State of New York shall automatically be converted into One Hundred Fifty Thousand (150,000) fully paid and nonassessable shares of Common Stock effective upon such filing without any further action on the part of the Corporation or any other person or entity. Upon such filing, certificates which therefore represented shares of Old Common Stock shall represent the number of shares of Common Stock equal to the number of shares of Old Common Stock represented by such certificate multiplied by 150,000.

                                                                 II. PREFERRED STOCK

The Preferred Stock may be issued in one or more classes or series and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated and expressed in this Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors of the Corporation.

FIFTH:    The secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post-office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is ESTORE OF N.Y., INC., 1845 Coney Island Avenue, Brooklyn, NY 11230.

SIXTH:    Any action by vote required or permitted to be taken by the shareholders may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having note less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, at which all shares entitled to vote thereon were present and voted.

SEVENTH:    The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

EIGHTH:    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.

NINTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-Law of the Corporation.

TENTH:    To the fullest extent permitted by the BCL as the same exists or may hereafter be amended, a director of the Corporation shall note be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the BCL is amended after the date of filing this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCL, as so amended from time to time. No repeal or modification of this Article TENTH by the shareholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article TENTH at the time o such repeal or modification.

ELEVENTH:    The Corporation shall, to the fullest extent permitted by Article 7 of the BCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters, referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said article, as to action in any capacity in which he served at the request o the Corporation.

TWELFTH:         The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the BCL, as the same may be amended and supplemented.

THIRTEENTH:    Except as set forth herein, the Corporation reserves the rights to amend, alter, change or repeal any provision contained in this certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.

FOURTEENTH: Meetings of shareholders may be held within or without the State of New York as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of New York at such place as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Any document or agreement which is, or has terms which are, incorporated by reference herein, including, without limitation, the Shareholders Agreement and the Stock Option Plan, shall be available for inspection by any shareholder of the Corporation at the Principal executive office of the Corporation. Copies of any such document or agreement will be furnished by the Corporation to any such shareholder at the Corporation's expense.

6. This restatement of the Certificate of Incorporation of the Corporation was authorized by the unanimous written consent of all of the members of the Board of the Directors of the Corporation followed by the unanimous written consent of all of the shareholders of the Corporation, such shareholder being the holder of all of the outstanding shares of the Corporation entitled to vote thereon.

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                                IN WITNESS WHEREOF, the undersigned have signed this Certificate this 21st day of September, 2006, and we affirm the statements contained therein as true under penalties of perjury.

ESTORE OF N.Y., INC.

By: /s/ Eric Khteeb

Name: Eric Khteeb

Title: President